CERTIFICATE OF CORRECTION OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ARCHER AVIATION INC. Archer Aviation Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY: 1. The name of the Corporation is Archer Aviation Inc. 2. That an Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed by the Secretary of State of Delaware on June 24, 2024 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware. 3. The inaccuracy or defect of said Certificate to be corrected is as follows: the Certificate should not have been filed with the Secretary of State of Delaware due to the fact that such Certificate was not properly authorized by the stockholders of the Corporation. 4. The Certificate is deemed null and void and shall be of no further force and effect. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its duly authorized officer this 5th day of July 2024. ARCHER AVIATION INC. By: /s/ Eric Lentell Eric Lentell General Counsel and Secretary